Exhibit 99.1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS REPORTS FINANCIAL

RESULTS FOR SECOND QUARTER OF FISCAL 2011

WALTHAM, Mass., – March 7, 2011 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today reported financial results for its second quarter of fiscal year 2011 ended January 31, 2011.

Financial Summary

•	Net revenue of $234.2 million, relatively flat compared to the second quarter of fiscal 2010

•	Revenue from new programs of $29.0 million, an increase of 71.0% from the second quarter of 2010

•	Gross margin as a percentage of revenue of 10.0% compared to 13.4% in the second quarter of fiscal 2010

•

Operating income of $842 thousand, excluding the impact of non-cash impairment charges of $27.2 million. Including the impairment charges, the Company reported an operating loss of $26.3 million for the second quarter of fiscal 2011, compared to operating income of $6.0 million in the second quarter of fiscal 2010

•	Free cash flow from operations of $9.2 million compared to $29.5 million in the second quarter of fiscal 2010

•	Working capital of $226.3 million compared to $222.8 million at January 31, 2010

Consolidated Financial Results

“Revenue in the second quarter of fiscal 2011 was slightly higher than our expectations,” said Joseph C. Lawler, chairman, president and chief executive officer of ModusLink Global Solutions. “In particular, we saw 71% revenue growth from new programs as a result of our sales and marketing initiatives and increased volumes from certain client programs in our base business. However, revenue and profitability in the second quarter were impacted by unfavorable revenue mix and pricing compared to the same period last year. The challenging revenue mix resulted from higher revenue in the Americas and Europe being offset by lower revenue in Asia, driven by soft volumes in our client programs that support notebook computers.”

“As we enter the second half of the fiscal year, we are focused on putting ModusLink on a trajectory of sustained revenue growth and profitability. We are taking the necessary actions to strengthen our sales and marketing organization, execute against our recently realigned sales structure and identify more opportunities to secure new programs from existing clients, where our opportunities for new revenue are strongest. In addition, we are implementing initiatives to enhance operational efficiency and effectiveness while continuing to manage costs across the organization,” continued Lawler.

ModusLink reported net revenue of $234.2 million for the second quarter of fiscal 2011, relatively flat compared to net revenue of $235.5 million reported in the second quarter of fiscal 2010. Revenue from new programs for the second quarter of 2011 was $29.0 million, an increase of 71.0% compared to the same period last year.(1) Revenue from the Company’s base business in the second quarter of fiscal 2011 was $205.2 million, a decrease of 6.1% compared to the same period a year ago. Revenue from base business in fiscal 2011 includes $7.8 million from Tech for Less, compared with $4.8 million in the second quarter of 2010. Tech for Less was acquired on December 4, 2009, during the second quarter of fiscal 2010.

Gross profit for the second quarter of fiscal 2011 was $23.4 million, or 10.0% of revenue, compared to $31.5 million, or 13.4% of revenue, in the second quarter of fiscal 2010. The decrease in gross margin as a percentage of revenue was primarily due to unfavorable revenue mix and pricing as well as inventory charges taken in the second quarter of fiscal 2011.

Included in the Company’s operating results for the second quarter of fiscal 2011 were selling, general and administrative expenses of $20.5 million, compared to $23.9 million in the same quarter of fiscal 2010, a reduction of 14.5% year over year. The reduction in SG&A expenses was primarily due to cost reduction initiatives and lower costs related to the Company’s incentive plan.

Results for the second quarter of fiscal 2011 include non-cash goodwill and intangible asset impairment charges of $27.2 million, related to the Company’s ModusLink PTS and Tech for Less businesses.

“Our Aftermarket Services Solution, comprised of ModusLink PTS and Tech for Less, is strategically important to us and is key to our strategy of bringing to market an integrated value chain solution. However, these businesses are currently underperforming and we are working to improve these results. Following a leadership change, a reduction in work force and implementing better methods to buy, process, repair and sell product, we believe these businesses are much better positioned to improve competitiveness and profitability going forward,” added Lawler.

Operating loss for the second quarter of fiscal 2011 was $26.3 million, compared to operating income of $6.0 million in the second quarter of fiscal 2010. Excluding the non-cash goodwill and intangible asset impairment charges, the Company generated operating income of $842 thousand in the second quarter of fiscal 2011.

Other expense was $774 thousand in the second quarter of fiscal 2011 compared to $1.2 million in the second quarter of fiscal 2010. This decrease in expense was primarily due to lower losses associated with the Company’s @Ventures portfolio in this quarter, compared to the prior year quarter.

Net income (loss) for the second quarter of fiscal 2011 was a loss of $28.3 million, or ($0.65) per share, compared to net income of $2.6 million, or $0.06 per share, for the same period in fiscal 2010. Excluding the non-cash goodwill and intangible asset impairment charges, the Company generated a net loss of $1.2 million in the second quarter of fiscal 2011.

Excluding net charges related to depreciation, amortization of intangible assets, share-based compensation, restructuring and long-lived asset impairment, the Company reported non-GAAP operating income of $8.1 million for the second quarter of fiscal 2011, compared to $13.2 million for the same period in fiscal 2010.

As of January 31, 2011, the Company had working capital of approximately $226.3 million, compared to $222.6 million at July 31, 2010 and $222.8 million at January 31, 2010. Included in working capital as of January 31, 2011 were cash, cash equivalents and marketable securities totaling $154.4 million, compared to $161.6 million at July 31, 2010 and $164.3 million at January 31, 2010. The Company concluded the quarter with no outstanding bank debt.

For the second quarter of fiscal 2011, cash flow from operating activities was $11.2 million and additions to property and equipment were $2.0 million, and therefore free cash flow from operations was $9.2 million, compared to $29.5 million in the same period in 2010.

“We continue to maintain a solid balance sheet that includes a strong cash position and no outstanding debt,” said Steven G. Crane, chief financial officer of ModusLink Global Solutions. “Working capital increased for the second quarter to $226.3 million from $222.8 million for the year ago quarter, primarily due to inventory build associated with the start up of new programs, which was reflected in the free cash flow results for the second quarter of fiscal 2011.”

Capital Distribution Program

In a separate press release issued today, ModusLink announced that its Board of Directors has approved a one-time payment to stockholders through a special cash dividend. The special dividend of $40 million in aggregate, or $0.9134 per share, will be funded by cash on the Company’s balance sheet. Including the special dividend, the Company has returned more than $96 million to its stockholders since the beginning of fiscal 2008.

Outlook

During the second half of fiscal 2011, the Company anticipates that its clients will remain cautious about managing their supply chains given the general uncertainty surrounding consumer spending, and the Company believes it will experience similar economic-related factors that have influenced its financial performance in recent quarters.

For the third quarter of fiscal 2011, the Company expects a sequential decline in revenue, compared to the second quarter of fiscal 2011, at a rate that is similar to the seasonal decline that the Company has experienced in recent years. The

Company is encouraged by the progress it is making to increase revenue from new programs and expects that it will continue to show year over year improvement in revenue from new programs in the third quarter.

Conference Call Information

As previously announced, ModusLink Global Solutions, Inc. will hold a conference call to discuss its fiscal 2011 second quarter results at 5:00 p.m. ET on March 7, 2011. Investors can listen to the conference call on the Internet at www.ir.moduslink.com. To listen to the live call, go to the website at least 15 minutes prior to the start time to download and install the necessary audio software.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. (NASDAQ: MLNK) designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket and e-Business solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We seamlessly integrate these critical functions with global, multichannel e-Business initiatives and aftermarket programs. Backed by a footprint of more than 25 solution centers in 14 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenue. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

(1)	New programs defined as client programs that have been executed for fewer than 12 months. Base business defined as client programs that have been executed for 12 months or more.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful, supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects including, for example, the expectation of sustained revenue growth and profitability; plans to strengthen the sales and marketing organization, plans to grow revenue, enhance operations efficiency and effectiveness while managing costs; the expectation that ModusLink PTS and TFL are better positioned to improve competiveness and profitability going forward; the final determination of non-cash goodwill and intangible asset charges described in this release; the expectation that clients will remain cautious about managing their supply chain; the expectation that the Company will experience similar economic-related factors that influenced its financial performance in recent quarters; and expectations as to revenue performance in the third quarter of fiscal 2011. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue and operating income targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; final determination of non-cash goodwill and intangible asset impairment charges may differ significantly from the preliminary amounts described in this release, which could affect the final determination of operating income and other amounts described in this release; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial:

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

or

Media:

Farrah Phillipo, 781-663-5096

Communications Manager

farrah_phillipo@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	January 31,	July 31,	January 31,
	2011	2010	2010
Assets:
Cash and cash equivalents	$154,217	$161,364	$163,970
Available-for-sale securities	222	270	284
Accounts receivable, trade, net	140,892	159,768	150,311
Inventories, net	79,667	74,096	67,107
Prepaid expenses and other current assets	12,084	14,226	13,060

Total current assets	387,082	409,724	394,732

Property and equipment, net	49,942	52,906	56,348
Investments in affiliates	12,997	13,016	13,180
Goodwill	3,058	16,207	42,007
Intangible assets, net	6,798	24,173	27,509
Other assets	10,307	9,760	9,741

	$470,184	$525,786	$543,517

Liabilities:
Current installments of obligations under capital leases	$38	$40	$54
Accounts payable	111,205	132,098	112,756
Current portion of accrued restructuring	2,123	2,632	7,021
Accrued income taxes	—	48	1,377
Accrued expenses	38,755	45,729	43,259
Other current liabilities	6,949	4,773	5,817
Current liabilities of discontinued operations	1,686	1,791	1,602

Total current liabilities	160,756	187,111	171,886

Long-term portion of accrued restructuring	484	1,000	1,686
Obligations under capital leases, less current installments	10	29	64
Other long-term liabilities	15,791	15,656	16,437
Non-current liabilities of discontinued operations	2,587	3,289	2,057

	18,872	19,974	20,244
Stockholders’ equity	290,556	318,701	351,387

	$470,184	$525,786	$543,517

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended			Six months ended
	January 31,			January 31,
	2011	2010	Fav (Unfav)	2011	2010	Fav (Unfav)
Net revenue	$234,150	$235,488	-0.6%	$470,529	$482,167	-2.4%
Cost of revenue	210,759	203,954	-3.3%	424,784	414,619	-2.5%

Gross profit	23,391	31,534	-25.8%	45,745	67,548	-32.3%

	10.0%	13.4%	-3.4%	9.7%	14.0%	-4.3%
Operating expenses:
Selling, general and administrative	20,458	23,917	14.5%	43,009	46,874	8.2%
Amortization of intangible assets	1,679	1,599	-5.0%	3,358	2,972	-13.0%
Impairment of goodwill & intangible assets	27,166	—	-100.0%	27,166	—	-100.0%
Restructuring, net	412	36	-1044.4%	1,201	165	-627.9%

Total operating expenses	49,715	25,552	-94.6%	74,734	50,011	-49.4%

Operating income (loss)	(26,324)	5,982	-540.1%	(28,989)	17,537	-265.3%

Other expense	(774)	(1,213)	36.2%	(3,425)	(2,374)	-44.3%

Income (loss) from continuing operations before income taxes	(27,098)	4,769	-668.2%	(32,414)	15,163	-313.8%
Income tax expense	1,132	2,174	47.9%	2,441	4,055	39.8%

Income (loss) from continuing operations	(28,230)	2,595	-1187.9%	(34,855)	11,108	-413.8%

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(104)	(29)	-258.6%	(149)	16	-1031.3%

Net Income (loss)	$(28,334)	$2,566	-1204.2%	$(35,004)	$11,124	-414.7%

Basic and diluted earnings (loss) per share:

Income (loss) from continuing operations	$(0.65)	$0.06	-1183.3%	$(0.81)	$0.25	-424.0%

Income (loss) from discontinued operations	$—	$—	0.0%	$—	$—	0.0%

Net income (loss)	$(0.65)	$0.06	-1183.3%	$(0.81)	$0.25	-424.0%

Shares used in computing basic earnings (loss) per share	43,279	44,208		43,284	44,504

Shares used in computing diluted earnings (loss) per share	43,279	44,301		43,284	44,623

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	January 31,	January 31,	January 31,	January 31,
	2011	2010	2011	2010
Net revenue:

Americas	76,269	75,913	157,092	155,665
Asia	62,794	68,844	120,292	143,088
Europe	78,101	76,156	155,799	156,373
TFL	7,782	4,768	17,527	4,768
All other	9,204	9,807	19,819	22,273

	$234,150	$235,488	$470,529	$482,167

Operating income (loss):

Americas	(17,997)	(3,367)	(21,494)	(4,598)
Asia	8,226	14,607	13,082	29,960
Europe	486	(1,139)	1,141	(881)
TFL	(13,567)	(427)	(14,571)	(427)
All other	213	143	1,002	1,022

	(22,639)	9,817	(20,840)	25,076
Other reconciling items	(3,685)	(3,835)	(8,149)	(7,539)

	$(26,324)	$5,982	$(28,989)	$17,537

Non-GAAP operating income (loss):

Americas	101	(724)	(913)	365
Asia	10,115	16,373	16,974	33,512
Europe	2,179	224	4,297	2,086
TFL	(1,951)	(200)	(2,618)	(200)
All other	714	638	1,987	2,009

	11,158	16,311	19,727	37,772
Other reconciling items	(3,035)	(3,143)	(6,901)	(6,252)

	$8,123	$13,168	$12,826	$31,520

Note: Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization of intangible assets, long-lived asset impairment, share-based compensation, and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME AND NET INCOME (LOSS)

NON-GAAP Operating income	$8,123	$13,168	$12,826	$31,520

Adjustments:
Depreciation	(4,196)	(4,226)	(8,193)	(8,450)
Amortization of intangible assets	(1,679)	(1,599)	(3,358)	(2,972)
Impairment of goodwill & intangible assets	(27,166)	—	(27,166)	—
Share-based compensation	(994)	(1,325)	(1,897)	(2,396)
Restructuring, net	(412)	(36)	(1,201)	(165)

GAAP Operating income (loss)	$(26,324)	$5,982	$(28,989)	$17,537

Other expense, net	(774)	(1,213)	(3,425)	(2,374)
Income tax expense	(1,132)	(2,174)	(2,441)	(4,055)
Income (loss) from discontinued operations	(104)	(29)	(149)	16

Net income (loss)	$(28,334)	$2,566	$(35,004)	$11,124

Reconciliations for non-GAAP measures:

	Three months ended
	January 31,
	2011	2010

Net cash provided by operating activities of continuing operations	$11,159	$31,417
Additions to property and equipment	(2,008)	(1,969)

Free cash flow from operations	$9,151	$29,448

Operating income (loss)	$(26,324)	$5,982
Impairment of goodwill & intangible assets	(27,166)	—

Operating income (loss) excluding impairment of goodwill & intangible assets	$842	$5,982

Net income (loss)	$(28,334)	$2,566
Impairment of goodwill & intangible assets	(27,166)	—

Net income (loss) excluding impairment of goodwill & intangible assets	$(1,168)	$2,566